EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT



          This Employment Agreement (the "Agreement") is entered into effective as of January 1, 2005, between CALPINE CORPORATION, a Delaware Corporation (the "Company"), and PETER CARTWRIGHT ("Mr. Cartwright") to provide the terms and conditions for Mr. Cartwright's employment.

          Mr. Cartwright has served as the President and Chief Executive Officer of the Company since its inception in 1984 and has served as the Chairman of the Board of Directors of the Company (the "Board") since September 1996. Mr. Cartwright's current employment agreement expires on December 31, 2004.

          The Company and Mr. Cartwright have agreed that Mr. Cartwright will remain employed by the Company and will continue to serve as the Company's President and Chief Executive Officer, under the terms and conditions set forth below.

          Accordingly, and in consideration of the mutual obligations set forth in this Agreement, which Mr. Cartwright and the Company agree are sufficient, Mr. Cartwright and the Company agree as follows:

     1. Term of Employment. Mr. Cartwright's Term of Employment consists of the initial term and any subsequent term for which the Agreement is renewed. The initial term of this Agreement begins on January 1, 2005, and ends on December 31, 2006. Mr. Cartwright and the Company may agree to renew the Agreement for one or more of three successive one-year terms, as follows:

          a. On or before June 30, 2006, Mr. Cartwright and the Board shall decide whether to renew the Agreement for the first renewal term, which would begin on January 1, 2007, and end on December 31, 2007.

          b. If the Agreement is renewed for the first renewal term, Mr. Cartwright and the Board shall decide on or before June 30, 2007, whether to renew the Agreement for a second renewal term, which would begin on January 1, 2008, and end on December 31, 2008.

          c. If the Agreement is renewed for the second renewal term, Mr. Cartwright and the Board shall decide on or before June 30, 2008, whether to renew the Agreement for a third renewal term, which would begin on January 1, 2009, and end on December 31, 2009.

          d. If the Agreement is renewed for the third renewal term, Mr. Cartwright's Term of Employment shall end on December 31, 2009, unless the Board and Mr. Cartwright agree to an extension of Mr. Cartwright's employment with the Company.

          If Mr. Cartwright and the Board decide on or before June 30 of the year preceding any renewal term not to renew the Agreement for such renewal term, Mr. Cartwright's Term of Employment shall end when the current term expires.


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          If Mr. Cartwright's Agreement is not renewed for the first, second, or third renewal term, Mr. Cartwright shall continue to be available to serve as Chairman of the Board if he continues to be nominated and elected as such, and shall provide consulting and advisory services to the Company and to the Board to the extent requested by the Company or the Board, in each case through December 31, 2009. Mr. Cartwright shall be entitled to reasonable compensation for such services, as shall be mutually agreed between Mr. Cartwright and the Board. Mr. Cartwright's undertaking to provide continued services to the Board or the Company under this paragraph shall apply only to the extent that the undertaking does not make it necessary to delay the payment of any severance benefit to which he is entitled under paragraph 4, in order to comply with the distribution restrictions imposed by Section 409A of the Internal Revenue Code. During any period in which Mr. Cartwright is obligated to provide continued services to the Company or the Board, Mr. Cartwright shall not provide services to any competitor of the Company.

          The Board may terminate Mr. Cartwright's employment for Cause at any time after providing Mr. Cartwright with 10 days' advance written notice explaining the circumstances that justify the termination. "Cause" means any of the following: (1) material breach of any material term of this Agreement that is not corrected within 10 days after the Board's written notice to Mr. Cartwright of the breach; (2) conviction of a felony; (3) repeated unexplained or unjustified absence; (4) willful breach of fiduciary duty under this Agreement; or (5) gross negligence or willful misconduct, where the gross negligence or willful misconduct has resulted, or is likely to result, in substantial and material damage to the Company or any of its subsidiaries.

          Mr. Cartwright may terminate his employment for Good Reason at any time. "Good Reason" means the material breach by the Company of one or more of its material obligations under this Agreement that is not corrected within 10 days after Mr. Cartwright's written notice to the Company of the breach.

     2. Position and Responsibilities. During the Term of Employment, Mr. Cartwright shall have the position and responsibilities described in this paragraph 2. Mr. Cartwright shall serve as the Company's Chief Executive Officer, with the general executive powers that accompany that position. He shall report directly to the Board and shall have the duties that are typically performed by the chief executive officer of a public company, as well as any other duties consistent with his position that are assigned to Mr. Cartwright by the Board. Although Mr. Cartwright may be required to travel from time to time for business reasons, his principal place of employment shall be the Company's corporate offices in San Jose, California.

          a. Mr. Cartwright shall devote his full business time and his best efforts, skill, and attention to the Company's business and affairs and to promoting the Company's best interests.

          b. Mr. Cartwright shall continue to serve as the Chairman of the Board for as long as he continues to be nominated and elected.


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          c. Mr.  Cartwright  shall also serve as the Company's  President until such time as he and the Board agree to name someone else as President. If someone else is named, all of the provisions of this contract will remain in place.

          d. While employed by the Company, Mr. Cartwright shall not directly or indirectly manage, operate, participate in, be employed by, perform consulting services for, or otherwise be connected with, any company or other enterprise that would compete with the Company's business. Mr. Cartwright may invest in an entity that competes with the Company's business, provided that Mr. Cartwright and his immediate family members do not own more than one percent of the voting securities of any such entity at any time.

          e. Mr. Cartwright shall not disclose any confidential information relating to the Company or its business; such information is the exclusive property of the Company.

     3. Compensation. For all of his services during the Term of Employment, Mr. Cartwright shall receive the following compensation:

          a.  Base  Salary.  Mr.  Cartwright's  minimum  Base  Salary  shall  be
     $1,000,000 per calendar year. The amount of any increase in Mr. Cartwright's Base Salary shall be determined annually, jointly by a Special Joint Meeting of the Nominating and Governance and Compensation Committees of the Board (the "Joint Committee"), in its sole discretion, based on Mr. Cartwright's performance and taking into account salaries paid to other chief executive officers in comparable companies and in the Company's industry.

          b. Bonus. In addition to his Base Salary, Mr. Cartwright shall be eligible to receive an annual performance bonus if, and to the extent that, any individual or corporate performance objectives established by the Joint Committee are achieved. Mr. Cartwright's Target Bonus shall be at least 180 percent of his Base Salary. The Joint Committee shall determine, in its sole discretion, the extent to which the performance objectives have been achieved.

          c. Health Care. Mr. Cartwright shall be eligible to participate in any health insurance or health reimbursement plan maintained by the Company for its executives, and his benefits shall be based on the terms of the applicable plan.

          d. 401(k) Plan. Subject to its terms, Mr. Cartwright shall be eligible to participate in the Calpine Corporation Retirement Savings Plan.

          e. Vacation. Mr. Cartwright shall be eligible to take 25 paid vacation days per year. These vacation days shall accrue according to the Company's vacation policy for executive officers.

          f. Equity Programs. Mr. Cartwright shall be eligible to participate in the Company's stock incentive programs and in any other equity program established by the Company for its senior executives.


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          g. Option.  When Mr.  Cartwright signs this Agreement,  Mr. Cartwright shall receive an option to purchase one million two hundred and fifty thousand (1,250,000) shares of common stock under the Discretionary Option Grant Program of the Company's 1996 Stock Incentive Plan. This option shall have a term of six years and an exercise price equal to the greater of (i) $3.80 or (ii) the fair market value of the Company's common stock on the date the option is granted, and shall vest upon the earlier of:

               1) the stock price closing at or above $10.00 per share (or the corresponding price after adjustment to reflect any stock split, reverse stock split, stock dividend, recapitalization, or similar change affecting the Company's outstanding common stock as a class without the Company's receipt of consideration) for four consecutive trading days, or

               2) December 31, 2009.

               Except as provided below in the case of Disability (paragraph 3.h), death (paragraph 3.i), or severance (paragraph 4.c), Mr. Cartwright shall forfeit the option if he ceases to be employed as the Company's Chief Executive Officer before the option vests.

          h. Disability Benefits. If Mr. Cartwright becomes Disabled (as defined below) while he is an active employee of the Company, the Company shall continue to pay his Base Salary until his employment terminates as provided in the next sentence; and the Company shall also pay Mr. Cartwright a pro rata portion of his annual Target Bonus for the portion of the calendar year before his Disability. If Mr. Cartwright remains Disabled for a continuous period exceeding six calendar months, the Company may terminate his employment at any time after the end of the six-month period, in which case Mr. Cartwright shall be eligible for any long-term disability benefits provided under the Company's employee benefit plans; for full vesting of any unvested option described in paragraph 3.g, above; and for the severance benefits described in paragraph 4, below.

               For purposes of this Agreement, Mr. Cartwright shall be "Disabled" if he is unable to perform all the material duties of his position, as determined by an independent physician approved by the Company and Mr. Cartwright; and "Disability" shall mean a period during which Mr. Cartwright remains Disabled.

          i. Death Benefits. Subject to its terms, Mr. Cartwright shall be eligible to participate in the Company's group life insurance program. If Mr. Cartwright dies while he is employed by the Company, any unvested option described in paragraph 3.g, above, shall become fully vested at the time of his death, and the option may be exercised by his beneficiary or personal representative at any time during its remaining term. Unless Mr. Cartwright has executed a valid written instrument designating a beneficiary or beneficiaries to receive any benefit payable under this Agreement in the event of his death, his beneficiary under this Agreement shall be deemed to be the same as his beneficiary under the Company's group life insurance program.


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     4.   Severance. Mr.Cartwright shall receive the severance benefit described in this paragraph 4 if the Company terminates Mr. Cartwright's employment at any time during the Term of Employment or if this Agreement is not renewed for the first, second, or third renewal term (and the termination or failure to renew is not for Cause), or if Mr. Cartwright resigns for Good Reason.

          a. Amount and Payment Schedule. Mr. Cartwright's severance benefit shall be an annual amount equal to the sum of his annual Base Salary and Target Bonus as of the date his employment terminates, paid for the shorter of (i) two years or (ii) the period from his termination date to December 31, 2009. For purposes of this paragraph, Mr. Cartwright's employment shall be deemed to have terminated at the end of his Term of Employment even if he remains obligated to provide continued services as Chairman of the Board or continued consulting and advisory services as provided in paragraph 1. Subject to the timing rule described in paragraph 4.b, below, and the special rule in case of death described in paragraph 4.d, below, the severance benefit shall be paid ratably on the same payment schedule that applied to Mr. Cartwright's salary at the time of his termination.

          b. Timing.  To the extent  necessary to comply with the restriction in
     Section 409A(a)(2)(B) of the Internal Revenue Code concerning payments to specified employees, the first severance payment to Mr. Cartwright shall be made on the first installment date (determined under paragraph 4.a, above) that is at least six months after Mr. Cartwright's termination date. The first payment shall include any installments that would have been paid previously under paragraph 4.a were it not for this special timing rule, plus interest on the delayed installments at an annual rate (compounded monthly) equal to the federal short-term rate (as in effect under Section 1274(d) of the Internal Revenue Code on his termination date).

          c. Other Severance Benefits. If Mr. Cartwright is entitled to receive a severance benefit under paragraph 4.a as a result of his termination, he shall also receive the following benefits:

               1. All stock options, restricted stock, warrants, rights, and other equity awards granted by the Company (including the option described in paragraph 3.g) shall vest and remain exercisable through their initial terms.

               2. Until December 31, 2009, the Company shall at its sole cost and expense (but disregarding any individual tax liability of Mr. Cartwright) provide Mr. Cartwright (and his spouse and eligible dependents) with life insurance, disability insurance, group health benefits, and accidental death or dismemberment benefits substantially similar to those benefits that Mr. Cartwright (and his spouse and eligible dependents) were receiving immediately before his termination. If Mr. Cartwright (or his spouse or dependent) elects to receive health care continuation coverage under
                    Section 4980B of the Internal Revenue Code, that coverage shall be in lieu of, and not in addition to, the group health coverage described in this subparagraph.


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               3.   If  all  or  any  portion  of  the  amounts  payable  to Mr.
                    Cartwright under this Agreement or otherwise are subject to the golden parachute excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar tax under state or local law), the Company shall pay Mr. Cartwright an amount necessary to place Mr. Cartwright in the same after-tax position that Mr. Cartwright would have been in if the
                    excise  tax  had  not  been  imposed.   The  amount  of  the
                    additional payment shall be determined by the Company's independent accountants.

          d. No Severance After Death. If Mr. Cartwright qualifies for a severance benefit under paragraph 4.a but he dies before the last severance payment is made, any remaining severance payments under paragraph 4.a shall be canceled and his beneficiary (or beneficiaries) shall receive any benefit payable under paragraph 3.i.

          e. No Severance Benefit for Termination for Cause or Voluntary Termination. If the Company terminates Mr. Cartwright's employment for Cause, or if Mr. Cartwright resigns (and his resignation is not for Good Reason), Mr. Cartwright shall not be eligible to receive any severance benefit under this paragraph 4. Mr. Cartwright's eligibility (if any) to receive a severance or retirement benefit under any other severance or retirement plan or program maintained by the Company shall be determined by the terms of that plan or program as in effect on his termination date.

     5.   Employment  Taxes.  All payments  and other  compensation  under  this
Agreement shall be subject to withholding of the applicable income and employment taxes. At the same time, however, Mr. Cartwright is solely responsible for paying all required taxes on any payments or other compensation provided under this Agreement (including imputed compensation), regardless of whether taxes are withheld.

     6. Nonduplication of Benefits. No term or other provision of this Agreement may be interpreted to require the Company to duplicate any payment or other compensation that Mr. Cartwright is already entitled to receive under a compensation or benefit plan, program, or other arrangement maintained by the Company.

     7. Indemnification. To the extent permitted by applicable law, the Companyshall provide indemnification for Mr. Cartwright under its Articles of Incorporation and Bylaws. Mr. Cartwright shall be covered by the Company's standard indemnification agreement and by any director's and officer's liability insurance policy maintained by the Company.

     8. Successors. Any successor to the Company or to all or substantially all of the Company's business and/or assets (whether a direct or indirect successor, and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) shall assume the obligations under this Agreement. In case of any succession, the term "Company" shall refer to the successor. The terms of this Agreement and all of Mr. Cartwright's rights hereunder shall inureto the benefit of, and be enforceable by, Mr. Cartwright's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.


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     9.   No Third-Party Beneficiaries.  Except  as  provided  in  paragraph  8, above, nothing in this Agreement may confer upon any person or entity not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

     10. No Duty to Mitigate. Mr. Cartwright shall not be required to seek new employment or otherwise to mitigate the payments contemplated by this Agreement. The payments contemplated by this Agreement shall not be reduced by earnings that Mr. Cartwright may receive from any other source.

     11. Notice. Notices and other communications between the parties to this Agreement shall be delivered in writing and shall be deemed to have been given when personally delivered or on the third business day after mailing by U.S. registered or certified mail, return receipt requested and postage prepaid.

          a. Notices and other communications to Mr. Cartwright shall be addressed to Mr. Cartwright, at the most recent home address that he provided in writing to the Company.

          b. Notices and other communications to the Company shall be addressed to the Company's corporate headquarters, to the attention of the Company's Secretary.

     12. Waiver and Amendments. No provision of this Agreement may be modified, waived, or discharged, unless the modification, waiver, or discharge is agreed to in writing signed by Mr. Cartwright and by an authorized representative of the Company (other than Mr. Cartwright). Unless specifically characterized as a continuing waiver, no waiver of a condition or provision at any one time may be considered a waiver of the same provision or condition (or any different provision or condition) at any other time.

     13. Agreement to Arbitrate. Any dispute arising out of or relating to this Agreement, or otherwise arising out of or relating to Mr. Cartwright's employment with the Company, may be settled by arbitration in the County of Santa Clara, California, using the rules of the American Arbitration Association then in effect. Any arbitration proceedings shall be non-binding: any claim with respect to this Agreement, whether or not previously arbitrated, may be brought in any court of competent jurisdiction.

     14. Choice of Law. This Agreement (including its validity, interpretation, construction, and performance) shall be governed by the laws of the State of California, without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

     15. Section Headings. All headings in this Agreement are inserted for convenience only. Headings do not constitute a part of the Agreement and may not affect the meaning or interpretation of any term or other provision of this Agreement.


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     16.  Severability  and  Reformation.  Each  substantive  provision  of this
Agreement is a separate agreement, independently supported by good and adequate consideration, and is severable from the other provisions of the Agreement. If a court of competent jurisdiction determines that any term or provision of this Agreement is unenforceable, then the other terms and provisions of this Agreement shall remain in full force and effect, and the unenforceable terms or provisions shall be equitably modified to the extent necessary to achieve the underlying purpose in an enforceable way.

     17. Whole Agreement. This Agreement reflects the entire understanding and agreement between the Company and Mr. Cartwright regarding Mr. Cartwright's employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements (including without limitation the employment agreement between the Company and Mr. Cartwright that was entered into effective as of January 1, 2000), whether oral or written, relating to Mr. Cartwright's employment with the Company. The respective rights and obligations of the parties to this Agreement shall survive the termination of Mr. Cartwright's employment to the extent necessary to give such rights and obligations their intended effect.

     18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

                                      * * *


          IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on March 9, 2005.

CALPINE CORPORATION:


By:  /s/ Jeffrey E. Garten                    /s/ Peter Cartwright
    ---------------------------------        -----------------------------------
       Jeffrey E. Garten                     Peter Cartwright, in his individual
       Chair of the Compensation              capacity
        Committee of the
        Board of Directors


By: /s/ Susan C. Schwab
    ---------------------------------
      Susan C. Schwab
      Chair of the Nominating and
       Governance Committee of the
       Board of Directors


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